EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Stock Incentive Plan and Employee Stock Purchase Plan of Barrier Therapeutics, Inc. of our report dated February 27, 2004 (except Note 1, as to which the date is April 27, 2004), with respect to the consolidated financial statements of Barrier Therapeutics, Inc. included in its Registration Statement on Form S-1, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey
May 18, 2004